Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-180268 on Form S-8 and Registration Statement No. 333-188385 on Form S-3 of our reports dated February 14, 2014, relating to the consolidated financial statements of Vantiv Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vantiv, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 14, 2014